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[BLUE STAR                                                         EXHIBIT 10.15
 COMMUNICATIONS LOGO]

January 3, 2000

BY HAND

Fredjoseph Goldner
912 Gale Lane
Nashville, TN  37201

Dear Fredjoseph:

     We have reached a mutual decision that you will resign your position in BlueStar Properties, Inc. (the "Company"). As a result, your employment with the Company will terminate effective Friday, January 7, 2000, (the "Separation Date").

1.   YOUR CURRENT RIGHTS UPON TERMINATION.

     a.   PAY AND BENEFITS

     At the time your employment terminates, you will receive pay for all work performed for the Company during the last payroll period, through the Separation Date and pay for all hours of vacation time you have accrued but not used as of that date if any, as reflected on the books of the Company. You will not continue to earn vacation or other paid time off after the Separation Date, and, except as expressly provided in Section 3.a. below with respect to the Company's health, vision, life insurance, and dental plans, your participation in all of the Company's employee benefit plans will end as of the Separation Date, in accordance with the terms of those plans. For further information on benefit matters, please contact RICK BURTNER OR MICHAEL HACKETT.

     b. THE STOCK RESTRICTION AND SPECIAL PAYMENT AGREEMENT OF MARCH 17, 1999 (THE "STOCK AGREEMENT").

     Under the Stock Agreement you are entitled to the following:

          (i) You retained 1,724,625 (pre-split 574,875 X 3:1 stock split) of common stock upon entering the Stock Agreement.

          (ii) 617,221 additional shares will vest by the Separation Date (2.0833% of 1,067,625 Restricted Shares x 9.25 mos. x 3 (stock split) Stock Agreement, Section 1(c)).

          (iii) 800,719 shares will vest upon termination of your employment without cause (Stock Agreement, Section 1(c)(2)).


401 Church Street, 24th Floor
Nashville, Tennessee 37219
615-255-2100  Fax: 615-255-2102
Toll Free: 877-888-8580
www.bluestar.net
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[BLUESTAR COMMUNICATIONS LOGO]

Fredjoseph Goldner
January 3, 2000
Page 2

          (iv) You will be entitled to a gross payment equal to 12 months of base salary ($110,000.00)(Stock Agreement, Section 2(a)).

          (v) You will receive a gross payment of your 1999 bonus equal to $33,000 ($110,000 x 30%).

     In addition, the Company hereby notifies you that it will exercise its right to repurchase your Repurchasable Shares at $.049 per share (Stock Agreement, Section 1(b)), for a payment to you of $87,461.82 (3,202,875 Restricted Shares - 617,221 shares which will have vested by 1/7/00 - 800,719 shares vested upon termination without cause = 1,784,935 Repurchasable Shares x $.049 = $87,461.82). Thus the total gross payment to you will be $230,461.82 upon execution of this agreement.

2.   YOUR CONTINUING CONTRACTUAL OBLIGATIONS.

     Under the Confidentiality, Developments, and Non-Competition Agreement of March 17, 1999 (the "Confidentiality Agreement"), you have certain contractual obligations which will continue after your employment ends and which are summarized below. The specific details of those obligations are set forth in the Confidentiality Agreement.

     a. You must maintain the confidentiality of Confidential Information (Confidentiality Agreement, Section 1).

     b. You may not compete with the Company for one year following the end of your employment (the "Restricted Period"; Confidentiality Agreement, Section 3(a)).

     c. You may not solicit Company employees or consultants during the Restricted Period (Confidentiality Agreement, Section 3(b)).

     d. You may not solicit any actual or potential Company customers, clients, accounts, vendors or suppliers during the Restricted Period (Confidentiality Agreement Section 3(c)).

3.   OFFER OF ADDITIONAL SEVERANCE AND OTHER BENEFITS.

     To assist you through this transition and in consideration of your acceptance of this Agreement, the Company is offering you the following additional Severance and Other Benefits:

     a. We will continue health, dental, and life insurance coverage for one year from the effective date of this agreement (January 7, 2000) at no cost to you. Thereafter, if you elect to continue your participation and that of your

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[BLUESTAR COMMUNICATIONS LOGO]

Fredjoseph Goldner
January 3, 2000
Page 3

eligible dependents in the Company's health, dental, and life insurance plans under the federal law known as "COBRA," by signing and returning the election form that will be provided to you then, until the end of the Restricted Period or until your COBRA continuation coverage ends (for example because you become eligible for coverage under the health plan of another employer), whichever occurs first, the Company will reimburse the COBRA premium cost of your family participation in its plans.

     b.   The Company agrees to restrict your non-competition obligations under
Section 3(c) of the Confidentiality Agreement referenced above to the nine state BellSouth geographic area.

     All payments by the Company described in this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law and all other deductions authorized by you and by any amounts you owe the Company.

     c. We will make best efforts to maintain stock certificate No. 1 for you as is currently the case.

     d. Should there be any opportunity through a program offered to Senior Management by underwriters to liquidate a portion of stock for liquidity purposes sooner than the 6 month lock up period, we will make the same benefit available to you.

     e. You have requested that we allocate to your close family and friends, $500,000 of the Friends and Family round upon an IPO. Given the uncertainty of the amount of the Friends and Family pool and in fairness to other Executives, we will use our best efforts to carve out the lesser of $500,000 or 10% of any total dollar amount of the Friends of Company Executives portion of the Friends and Family round for your Friends and Family.

4.   YOUR UNDERTAKINGS.

     a.   FINAL SETTLEMENT

     You agree that payment by the Company as described in this Agreement shall be in full and complete satisfaction of any and all sums which are now or might hereafter have become owing to you for services rendered by you during your employment or in connection with your termination of employment.
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[BLUESTAR COMMUNICATIONS LOGO]


Fredjoseph Goldner
January 3, 2000
Page 4


     b.   CONFIDENTIALITY

          (i) You acknowledge that during the course of your employment with the Company, you have had access to information concerning the Company, its clients, and its affiliates, and the Company's, its client's, and its affiliates' respective businesses and operations, which is confidential or proprietary in nature (the "Confidential Information") and covered by your Confidentiality Agreement with the Company, referenced in Section 2.a. You agree that you will continue to protect Confidential Information and that you will not, directly or indirectly, use or disclose it for any purpose or to any person except where expressly authorized by the Company.

          (ii) You and BlueStar agree to keep the terms of this Agreement in strict confidence, except as required by law and consultation with legal counsel or for tax and accounting reasons. You may also disclose the Agreement to direct family members. BlueStar may also disclose the Agreement to its officers, members of its Board of Directors, and to its employees who have a reasonable business need to know its information.

     c.   CONFIDENTIALITY, DEVELOPMENTS, AND NON-COMPETE AGREEMENT OF MARCH 17,
          1999

     You agree that you will continue to comply with all the terms of the Confidentiality Agreement referenced in Section 2.a. above, as modified by
Section 3.b. of this Agreement with respect to the geographic scope of your non-compete obligations.

     d.   NON-DISPARAGEMENT

     You and BlueStar agree that both will not disparage you or the Company or any of the people or organizations associated with it; and that you will not otherwise do or say anything that is intended to or reasonably calculated to disrupt the good morale of the employees of the Company or otherwise harm its business or reputation.

     e.   PROPERTY

     We have agreed that a DSL line with router to your house and an email account will be established at no cost to you. Additionally, you may keep, with clear title, your laptop computer. You are welcome to continue use of your cellular phone and utilize the company discounts; however, charges in excess of the basic monthly service will be your responsibility to pay. We encourage you to call and visit regularly. We will make an office available for you at BlueStar. Should you wish to maintain an outside office, please plan on utilizing your own funds for this purpose.

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[BLUESTAR COMMUNICATIONS LOGO]

Fredjoseph Goldner
January 3, 2000
Page 5


     f.   FUTURE COOPERATION

     You agree to use reasonable efforts to cooperate with the Company hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have risen or which may arise following the signing of this Agreement.

     g.   RELEASE OF CLAIMS

     This offer is made without prejudice and without any admission of liability. This is an important legal document, and you may wish to consult with counsel of your own choice in deciding whether to accept this offer. The Company wants to be certain that this Agreement will resolve any and all concerns that you might have and therefore requests that you carefully consider the terms of this Agreement, including the release of claims set forth below.

     Except as specifically described in this letter, this letter constitutes the entire Agreement between you and the Company and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment and its termination and all related matters. You agree and recognize that your employment relationship with the Company will be permanently and irrevocably severed as of January 7, 2000, that you will not apply for or otherwise seek reemployment with the Company, and that the Company and its affiliates have no obligation to reemploy, recall, or otherwise hire you in the future.

     In exchange for the Additional Benefits to be provided you under this Agreement, which you acknowledge are in excess of what you are otherwise entitled to receive, you agree that these benefits shall be in complete and final settlement of, and release the Company and its affiliates, and all of their respective past and present directors, trustees, officers, shareholders, employees, agents, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights or claims that you have had in the past, now have or might have, in any way related to, connected with or arising out of your employment with the Company and its termination. This release includes all statutory and common law claims, including, without limitation, claims under Title VII of the Civil Rights Act, the Americans with Disabilities Act, or any other federal, state or local employment law, regulation or other requirement, or pursuant to any written or oral contract, agreement or understanding between you and the Company and its affiliates.
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[BLUESTAR
COMMUNICATIONS LOGO]

Fredjoseph Goldner
January 3, 2000
Page 6


     In exchange for the foregoing release and the other consideration to be provided the Company under this agreement, which the Company acknowledges is in excess of what it is otherwise entitled to receive, the Company agrees that this consideration shall be in complete and final settlement of, and releases you from any and all causes of action, rights or claims that it had in the past, now has or might have in any way related to, connected with or arising out of your employment with the Company except for fraud and other willful, intentional misconduct. You and the Company also agree to arbitrate any dispute between you, on the one hand, and the company, its officers, employees or directors, on the other hand, under the auspices and rules of American Arbitration Association.

5.   ACKNOWLEDGMENTS; RETURN DATE.

     In signing this Agreement, you give the Company assurance that you have had a full and reasonable opportunity to consider its terms; that you have read and understood all of those terms; and that your acceptance of this Agreement is freely and voluntarily given.

     If the terms of this Agreement are acceptable to you, please sign and return this letter to me no later than Friday, January 10, 2000. The enclosed copy of this letter, which you should also sign and date, is for your records.

     FORMALITIES ASIDE, I WANT TO TAKE THIS OPPORTUNITY TO THANK YOU FOR ALL OF YOUR EFFORTS ON BEHALF OF THE COMPANY AND TO WISH YOU WELL IN YOUR FUTURE ENDEAVORS. IF YOU SHOULD HAVE ANY QUESTIONS, PLEASE CALL ME.

                                             Sincerely,


                                             /s/ ROBERT E. DUPUIS
                                             --------------------
                                             Robert E. Dupuis
                                             President/CEO
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[BLUESTAR COMMUNICATIONS LOGO]

Fredjoseph Goldner
January 3, 2000
Page 7

     I the undersigned, having had the time to reflect, freely accept the above settlement. I acknowledge and agree that no Company representative has made any representation to or agreement with me relating to this Agreement which is not contained in the express terms of this Agreement. I acknowledge and agree that my execution and delivery of this Agreement is based upon my independent review of this Agreement, and I hereby expressly waive any and all claims or defenses by me against the enforcement of this Agreement which are based upon allegations or representations, projections, estimates, understandings or agreements by the Company or any of its representatives that are not contained in the express terms of this Agreement.


/S/ Fredjoseph Goldner                                 1/7/00
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FREDJOSEPH GOLDNER                                     DATE